U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                    FORM 12b - 25
NOTIFICATION OF LATE FILING

      (Check one):


[ ] Form 10-K and Form 10-DSB [ ] Form 20-F [ ] Form 11-K [x]Form 10-Q and Form
                            10-QSB [  ] Form N-SAR
      For Period Ended:        February 28, 1999
      [ ] Transition Report on Form 10-K
      [ ] Transition Report on Form 20-F
      [ ] Transition Report on Form 11-K
      [ ] Transition Report on Form 10-Q
      [ ] Transition Report on Form N-SAR
      For the Transition Period Ended:
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     Read Attached Instruction Sheet Before Preparing Form. Please Print or Type
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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     If the  notification  relates  to a portion of the  filing  checked  above, identify the Item(s) to which the notification relates:.........................
 ................................................................................

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PART I - Registrant Information
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      Full Name of Registrant             Norton Drilling Services, Inc.
      Former Name if Applicable
 ................................................................................
      Address of Principle Executive Office (Street and Number)
               5211 Brownfield Highway, Suite 230
 ................................................................................
      City, State and Zip Code                             Lubbock, Texas 79407
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PART II - Rules 12b -25 (b) and (c )
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     If the subject  report could not be filed  without  unreasonable  effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a)The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b)The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11- K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c)The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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     State below in reasonable detail the reasons why Form 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

         See Attached Statement                  (Attach Extra Sheets if Needed)
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Part IV - Other Information
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     (1)Name  and  telephone  number  of  person  to  contact  in regard to this notification
                David Ridley                        806           785-8400
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                  (Name)                        (Area Code) (Telephone Number)

     (2)Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                            [ x ] Yes   [   ] No

     (3)Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                            [  ] Yes    [ x] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
                             Norton Drilling Services, Inc.
                        (Name of Registrant as specified in charter)
     has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.
Date     April 14, 1999                   By
      -------------------                   ------------------------------------
                                          S. Howard Norton, III, President & CEO

     INSTRUCTION: The form may be signed by an executive office of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

Part III.

     The Registrant is in discussions with a third party in regards to material items on the financial statements. Due to time and personnel constraints of the third party, the discussions cannot be held and the transaction consummated until April 15, 1999, or one day subsequent to the prescribed filing date. The Registrant will be able to file the Form 10-Q within the fifth calendar day following the prescribed due date.